Exhibit 99.1

Global Earth Energy Inc. enters into Coal joint Venture worth $500,000,000.00 over the next five years along with a new Board of Advisors joining the company

Feb. 10, 2011 (Marketwire) -- WILMINGTON, NC -- (Marketwire) -- 02/10/11 -- Global Earth Energy Inc. (OTCBB: GLER) announced today it has entered into a joint venture partnership with GFC 2005 LLC, a coal mining concern with offices in Orion Michigan. The deal involves the mining and sale of 1,000,000 tons of coal per year for the next five years at a per tonnage price of 100.00 per ton. The joint venture will be on a 70%/30% profit spit between GFC and GLER respectively. The deal gross revenue is worth $500,000,000.00 over the next five years, giving GLER a gross revenue stream of $150,000,000.00. Further GFC has a purchase order in place with Wins International Company Ltd., of South Korea in place for the purchase of the 5,000,000 tons of coal as of January 25, 2011. GFC and GLER have entered into this agreement based on the synergies between the two firms based on the financial model created by GLER and LifeCycle international involving asset backed securities involving the LB TIM deal.

 SITE LOCATION

Alchemy Engineering Associates, Inc. a Mining & Civil Engineering Consultants in Kentucky has estimated the coal mine has over 5,000,000 tons of coal. The project area is located near the town of bluefeild west virginia home of the largest coal mining engineering firm in the world.

GLER release of information

The coal purchase order in full from Wins international will be posted to GLER website along with the supporting documentation from Alchemy Engineering associates, along with resumes of the GFC management team.

GLER will also repost the executed MOU with LB TIM concerning the purchase of the preferred class a shares for the amount of $100,000,000.00 dollars.

Management

GLER will also be bring on a new board of advisors to the firm with leading people in the fields of coal, green energy, money management and life settlements to better assist the company in its future endeavors.

About GFC 2005 LLC

In 2005, Mr. Van Gamper registered GFC 2005, LLC to complete the private property purchase of the Waste coal sites.  Mr. Van Gamper’s coal projects include transactions with and/or ownership in the Freeman Energy Corporation and Affiliates, General Dynamics Corporation, Mon View Mathies Site, Roxanne Energy, Razor Coal Mine, and other various sites in West Virginia.

Along with his business interest in the coal industry, Mr. Van Gamper currently serves as the CFO of W.A.I.T.T Development and is the managing partner of Van Graham & Associates LLC.

About Global Earth Energy Inc.

Global Earth Energy Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:
Sydney A. Harland
CEO
Global Earth Energy
Tel: 910-270-7749
www.globalearthenergy.com